OWC Pharmaceutical Research Corp. announces market readiness of its cannabinoid-based topical cream for skin conditions starting with Psoriasis.
The Company has filed a full patent with The United States Patent and Trademark Office [USPTO] Patent Application Number: 15/639,230

PETACH TIKVA, Israel, June 27, 2017 - OWC Pharmaceutical Research Corp. (OTCQB: OWCP) today announced that its wholly-owned, Israel-based subsidiary, One World Cannabis Ltd (OWC), has filed a patent application with the United States Patent and Trademark Office for its active cannabinoid-based topical cream. This new patent application follows the previously filed "provisional" patent application. The added protection that this patent application provides for OWC's intellectual property will enable the Company to accelerate its ongoing discussions and negotiations regarding scientific, medical and commercial collaboration.

Commenting on the filing of the patent application, Mr. Mordechai Bignitz, Chairman and CEO of OWC Pharmaceutical Research stated, "After we announced the highlights of our pre-clinical efficacy study for our active, cannabinoid-based topical cream , starting with psoriasis we received numerous inquiries from firms and organizations worldwide interested in purchasing the cream or initiating commercial or scientific collaboration with OWCP. The need to fully protect our intellectual property limited our ability to provide these potential customers and partners with our proprietary data. This proprietary data now includes specifics regarding the formulation of the cream, which consists of cannabinoids and other compounds that facilitate the efficient delivery of the product to infected areas. The filing of this patent application also enables us to discuss with potential customers and partners the requirements for manufacturing the cream in accordance with the highest global standards that comply with international protocols, and includes specifics regarding required equipment and systems. We look forward to announcing a more specific plan of product launch details in due course."

Further commenting on the milestone, Dr. Yehuda Baruch, the Company's Chief Science Officer and OWC's Director of Research and Regulatory Affairs stated, "I am very proud of the extensive research we have done at OWC Pharma. This research dates back to 2014 and also includes the many studies myself and my medical team have conducted while leading the Medical Cannabis Program under the Government of Israel and treating thousands of patients with cannabis for medical purposes over the years. I feel confident our topical cream will be welcome into the Psoriasis community as there are millions who suffer from this disease across the globe.

About OWCP's Active Cannabinoid-Based Psoriasis Cream

Psoriasis is an autoimmune disease that causes red, scaly patches to appear on the skin, and can be associated with other serious health conditions, including diabetes, heart disease and depression. Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the National Psoriasis Foundation, psoriasis affects 7.5 million people in the United States. According to Global Data and the World Health Organization the reported prevalence of psoriasis in countries ranges between 0.09% and 11.4%, making psoriasis a serious global problem with at least 100 million individuals affected worldwide. The global market of psoriasis treatments expected to increase from a value of $6.6 billion in 2014 to more than $13.3 billion by 2024

OWCP has developed a proprietary active cannabinoid-based topical cream for psoriasis management, with the objective of reducing the skin dryness of patients suffering from the disease. It was shown from these studies that OWC topical cream treats the main symptoms of psoriasis mainly reducing keratinocytes (epidermis cell) proliferation and reducing inflammation markers related to psoriasis. The Company previously reported trial results that concluded that after application of the Company's active cannabinoid-based topical cream formulation, there was up to a 70% improvement in a variety of inflammation markers directly associated with Psoriasis.

About OWC Pharmaceutical Research Corp.

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., (collectively "OWC" or the "Company") conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines.

OWCP is also developing unique delivery systems for the effective delivery and dosage of medical cannabis. All OWCP research is conducted at leading Israeli hospitals and scientific institutions and led by internationally renowned investigators. The Company's Research Division is focused on pursuing clinical trials evaluating the effectiveness of cannabinoids and cannabis-based products for the treatment of various medical conditions, while its Consulting Division is dedicated to helping governments and companies navigate complex international cannabis regulatory frameworks.

For more information visit: http://www.owcpharma.com/

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, filing patent applications, product development, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in OWC Pharmaceutical Research Corp. (OTCQB: OWCP) periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information:

Mordechai Bignitz Chairman and CEO
Email: mordechai.bignitz@owcpharma.com

Tel: +972-(0)3-770-8526